Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

News Release	Exhibit 99.1

MARSH & MCLENNAN COMPANIES ANNOUNCES
CHANGES TO BOARD OF DIRECTORS

NEW YORK, March 23, 2011 – Marsh & McLennan Companies, Inc. (NYSE: MMC) announced today that Steven A. Mills and Lloyd M. Yates will join the Company’s Board of Directors, effective May 18, 2011.  Mr. Mills and Mr. Yates will both stand for election at the Company’s upcoming 2011 annual meeting of shareholders.  The Company also announced that Leslie M. (“Bud”) Baker, Jr. has decided to retire from the Board and will not stand for re-election at the 2011 annual meeting.

Mr. Mills, age 59, is the Senior Vice President & Group Executive, Software & Systems, of International Business Machines Corporation (IBM).  Mr. Mills joined IBM in 1973 and has held various executive leadership positions in IBM since 1989.  In 2000, he assumed the role of Senior Vice President and Group Executive, Software Group.  In 2010, he was named to his current position.  In this capacity, he is responsible for directing IBM's $40 billion product business.  This includes over 100,000 employees spanning development, manufacturing, sales, marketing and support professions.

Mr. Yates, age 50, is the President and Chief Executive Officer for Progress Energy Carolinas, a subsidiary of Progress Energy, Inc.  Mr. Yates joined Progress Energy’s predecessor, Carolina Power & Light, in 1998.  From 1998 to 2003, he served as Vice President, Fossil Generation, from 2003 to 2005 he was Vice President, Transmission Operation & Planning, and from 2005 to 2007 he served as the Senior Vice President, Energy Delivery.  Before joining Progress Energy, he worked for PECO Energy for 16 years in several line operations and management positions.

Mr. Baker, age 68, joined the Board of Marsh & McLennan Companies in 2006.  He has served as chair of the Finance Committee since 2007.

“We are delighted to welcome Steve and Lloyd to the Board,” said Stephen R. Hardis, Independent Chairman of Marsh & McLennan Companies Board of Directors.  “The Company stands to benefit greatly from their extensive strategic and operational experience, as well as the perspectives they bring from the technology and energy sectors.  We look forward to their active contribution to the work of the Board.  We also want to express our gratitude to Bud for his dedicated service to Marsh & McLennan Companies over the past 5 years.  We have greatly benefitted from Bud’s skillful stewardship of the Finance Committee and many other contributions to the Board.”

Marsh & McLennan Companies is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital.  It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy.  With 51,000 employees worldwide and annual revenue exceeding $10 billion, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 100 countries.  Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. Marsh & McLennan Companies’ website address is www.mmc.com.

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